As filed with the Securities and Exchange Commission on August 7, 1998
                                                     Registration No. 333-
                                                                          -----


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549
                                   ----------
                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               -------------------

                                  UNICOMP, INC.
             (Exact name of registrant as specified in its charter)

                         Commission file number: 0-15671

           Colorado                                      84-1023666
(State or other jurisdiction of               (IRS Employer Identification No.)
 incorporation or organization)

                          1850 Parkway Place, Suite 925
                             Marietta, Georgia 30067
                                 (770) 424-3684
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                STEPHEN A. HAFER
                 Chairman, President and Chief Executive Officer
                                  UNICOMP, INC.
                          1850 Parkway Place, Suite 925
                             Marietta, Georgia 30067
                                 (770) 424-3684
                (Name, address, including zip code, and telephone
                number, including area code of agent for service)

                                    copy to:
                               DAVID K. ARMSTRONG
                                 SNELL & WILMER
                          111 East Broadway, Suite 900
                           Salt Lake City, Utah 84111
                                 (801) 237-1900
                              --------------------
Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
                                                                            ---


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                                              ---

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                        ---

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                                 ---
                              --------------------

                         CALCULATION OF REGISTRATION FEE


 Title of each                               Proposed              Proposed
   class of              Amount               maximum               maximum               Amount of
securities to be         to be             offering price           aggregate            registration
 registered(1)        registered(2)         per unit(2)         offering price(3)            fee
----------------      -------------        --------------       -----------------        -------------
 Common Stock             885,863             $3.25               $2,879,054.75             $850.00


----------

(1) This registration statement ("Registration Statement") covers the resale by certain selling security holders ("Selling Shareholders") of up to an aggregate of 885,863 shares of common stock $.01 par value of UniComp. Inc. (the "Company"), 560,865 shares of which were previously acquired by such Selling Shareholders and 324,998 shares of which may be acquired by such Selling Shareholders upon the exercise of presently outstanding warrants.

(2) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's Common Stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Registrant's Common Stock on August 4, 1998, as reported by Nasdaq National Market.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS


                                  UNICOMP, INC.
                          1850 PARKWAY PLACE, SUITE 925
                             MARIETTA, GEORGIA 30067
                            TELEPHONE (770) 424-3684
                         885,863 SHARES OF COMMON STOCK

     This prospectus (the "Prospectus") relates to the offer and sale of up to an aggregate 885,863 shares of common stock, $.01 par value (the "Common Stock") of UniComp, Inc., a Colorado corporation, (the "Company" or "UniComp") 560,865 shares of which were previously acquired by certain selling shareholders (the "Selling Shareholders") and 324,998 of which may be acquired upon the exercise of presently outstanding warrants held by certain Selling Shareholders (the "Warrants"). The Company's Common Stock is listed on the Nasdaq National Market System ("Nasdaq") under the symbol "UCMP." All Shares are being offered for sale from time to time by the Selling Shareholders or by pledgees, donees, transferees, or other successors of such Selling Shareholders, on Nasdaq or otherwise at market prices then prevailing or at negotiated prices then obtainable. See "Plan of Distribution" and "Selling Shareholders."

     The Company has agreed to pay certain of the expenses of the Selling Shareholders pursuant to this Prospectus but will not receive any of the proceeds from the sale of the Shares offered pursuant hereto by the Selling Shareholders. For further information concerning offerings of the Shares from time to time hereunder by the Selling Shareholders, see "Plan of Distribution."

     The Selling Shareholders may sell the Common Stock from time to time in underwritten public offerings, in transactions pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), in privately negotiated transactions, in ordinary brokers' transactions through the facilities of Nasdaq or otherwise, at market prices prevailing at the time of such sale, at prices relating to such prevailing market prices, or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. The net proceeds to the Selling Shareholders will be the proceeds received by such Selling Shareholders upon such sales, less brokerage commissions. All expenses incurred in connection with the registration of the Common Stock, other than any underwriting or brokerage discounts, commissions and selling expenses with respect to the Common Stock being sold by the Selling Shareholders, will be borne by the Company. See "Plan of Distribution."

     The purchase of the Shares involves a high degree of risk. See "Risk Factors" beginning on page 6 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is August 7, 1998.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D. C. a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to this Prospectus. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements contained in this Prospectus as to the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete and, in each instance, reference is made to the copy of such document as so filed. Each such statement is qualified in its entirety by such reference. For further information pertaining to the shares hereby offered and to the Company, reference is made to the Registration Statement, including exhibits filed as part thereof, copies of which may be obtained from the Public Reference Section of the Commission, Washington, D. C. 20549 at prescribed rates.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy or information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Avenue, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. The Common Stock is traded on the Nasdaq National Market. Reports, proxy or information statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents previously filed by the Company with the Commission (File No. 0-15671) are hereby incorporated by reference in this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1998.
         (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 1998.
         (c) Description of Capital Stock contained in the Company's Registration Statement on Form 8-A, including all amendments or reports filed for the purpose of updating such description.

    All other documents and reports filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the time of the filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or so superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Prospectus incorporates). Written or oral requests for such copies should be directed to UniComp, Inc., Corporate Secretary, 1850 Parkway Place, Suite 925, Marietta, Georgia 30067, telephone (770) 424-3684.

                                  RISK FACTORS

THE PURCHASE OF THE COMMON STOCK OFFERED HEREBY INVOLVES SUBSTANTIAL RISK. THE FOLLOWING FACTORS, IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES.

Highly Competitive Information Technology Industry

    The information technology industry is intensely competitive and subject to rapid change. The Company believes the principal competitive factors it faces include reputation and quality of service, relative price and performance, technical expertise and product availability. The Company's competitors in the information technology services market include installation and service organizations within many established companies, computer manufacturers, custom software developers, regional systems integrators and software and hardware distributors and systems consultants. The market for the Company's platform-migration software is highly competitive as well. The Company believes that the principal competitive factors in this business include product performance, time to market for new product introductions, adherence to industry standards, price and marketing and distribution resources. The market for the Company's transaction-processing systems is also highly competitive. The Company believes that the principal competitive factors in this business include the ability to provide a comprehensive, integrated transaction-processing system, product performance, time to market for new product introductions, adherence to industry standards, price, marketing and distribution resources. Some of the Company's current and potential competitors have longer operating histories and financial, sales, marketing, technical and other competitive resources that are substantially greater than those of the Company. As a result, the Company's competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than the Company to sales, marketing and product development. As the markets in which the Company competes have matured, product price competition has intensified and is likely to continue to intensify. Such price competition could adversely affect the Company's results of operations. There can be no assurance that the Company will be able to continue to compete successfully with existing or new competitors.

Dependence on Foreign Sales

    The Company's revenues from international operations represented 69%, 66% and 75% of total revenues for fiscal years 1996, 1997 and 1998, respectively. The Company expects that its international operations will continue to account for a significant percentage of its total revenues. Certain risks are inherent in international operations, including unexpected changes in regulatory requirements, currency exchange rate fluctuations, changes in trade policy or tariff regulations, customs matters, longer payment cycles, higher tax rates or additional withholding requirements, difficulty in enforcing agreements, intellectual property protection difficulties, foreign collection problems and military, political and transportation obstacles. In addition, foreign operations involve uncertainties arising from local business practices, cultural considerations and international political and trade tensions. Denomination of the Company's revenues and expenses are generally in corresponding currencies. As a result the Company has not hedged against foreign currency exchange rate risks to date. The Company may in the future seek to implement hedging techniques with respect to foreign currency transactions. There can be no assurance, however, that such hedging activities would successfully protect against foreign currency exchange losses or against other international sales risks such as exchange limitations, price controls or other foreign currency restrictions.

Rapid Technological Change and Introduction of New Products and Services

    The information technology industry is characterized by rapid technological advances, changes in customer requirements and frequent new product introductions and enhancements, which could disrupt the Company's services business and render the Company's products obsolete. The Company's future success will depend in large part on its ability to anticipate and respond to such advances, changes and new product introductions. Any failure by the Company to do so could have a material adverse effect on its competitive position and results of operations. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to perform as expected. Many of the Company's software products, including certain transaction-processing products, UNIBOL400, and the Company's year 2000 products have yet to achieve a substantial installed user base. There can be no assurance as to when, if ever, these products will achieve a substantial market acceptance or user base. One of the elements of the Company's growth strategy is to use the business relationships and the knowledge of its customer's computer systems obtained in providing year 2000 products and services to generate additional revenue through providing other products and services to these clients. There can be no assurance, however, that the Company will be successful in generating additional business from its year 2000 customers. In addition, by utilizing significant resources during the next several years to solve its customers year 2000 problems, the Company's ability to continue to deliver other products and services could be adversely affected.

Potential for Delays in Product Introduction

    Delays in product development and introduction may have an adverse effect on the product's success and the Company's reputation and results of operations, and may allow competitors to introduce products and gain market share during any such delays. Any failure by the Company to timely develop and introduce new products and product enhancements that are responsive to market conditions and customer requirements may have an adverse effect on the Company's business, results of operations and financial condition. Furthermore, the complex software products developed by the Company may contain undetected errors when first introduced or when new versions are released. There can be no assurance that current or future releases of Company products will not contain errors or that any such errors will not result in loss or delay of market acceptance of such products. The Company has previously experienced delays in developing and introducing new products, and there can be no assurance that it will be able to introduce future products on a timely basis.

Management of Overseas Operations

    The Company's headquarters and administrative offices are in Atlanta, Georgia; however, as of June 30, 1998, approximately 375 of the Company's 450 employees work in the Company's United Kingdom facilities. This geographical distance, as well as the time-zone difference, can isolate management from operational issues, delay communications and require devotion of a significant amount of time, effort and expense to international travel. There can be no assurance that the Company will not face significant management demands associated with its international operations in the future. Any significant disruption in the management of the Company's international operations could have a material adverse effect on the Company's business, results of operations and financial condition.

Operations in Northern Ireland

    A substantial majority of the Company's personnel and operations are located in Northern Ireland. Northern Ireland has historically experienced periods of religious, civil and political unrest. There can be no assurance that further unrest in Northern Ireland will not occur, which could disrupt the Company's ability to provide information technology services and product development programs and have a material adverse effect on the Company's results of operations and financial condition. For each of the past three fiscal years, the Company received grants of approximately $0.4 million from the government of Northern Ireland to fund the Company's research and development programs. The Company's use of these funds is subject to various rules and regulations, including the requirement that the Company repay such funds in the event it removes certain operations from Northern Ireland. There can be no assurance that the Company will continue to be eligible for or will receive similar grants in the future or, if such grants are received, whether additional restrictions will apply to the Company's use of such funds.

Risk of Acquisition Program

    A substantial portion of the Company's growth to date has been attributable to its acquisition program, which has primarily been driven by opportunities that have presented themselves to the Company. Significant administrative, operational and financial resources are required to successfully integrate and manage the Company's diverse businesses. There are numerous operational and financial risks involved in managing acquired businesses, including difficulties in assimilating acquired operations, diversion of management's attention, amortization of acquired intangible assets, increases in administrative costs, additional costs associated with debt or equity financing and potential loss of key employees or customers of acquired operations. There can be no assurance that the Company will be successful in integrating its current acquisitions or retaining and motivating key personnel of acquired companies. Any failure to integrate the Company's current and potential future businesses, maintain and expand its acquired customer and technology base and retain and motivate key employees of acquired companies could have an adverse effect on the Company's business, results of operations and financial condition. While the Company has no understandings, commitments or agreements with respect to any acquisition, it anticipates that potential acquisition opportunities may become available in the future. There can be no assurance that the Company will complete any future acquisitions or that any completed acquisition will result in the Company's receiving the anticipated benefit of any such acquisition.

Competitive Market for Technical Personnel and Retention of Key Employees

    The Company's success depends in part on its ability to attract, hire, train and retain qualified managerial, technical and sales and marketing personnel. Competition for such personnel is intense. In particular, there can be no assurance that the Company will be successful in attracting and retaining the technical personnel it requires to conduct and expand its operations successfully. The Company's results of operations could be materially adversely affected if the Company were unable to attract, hire, train and retain qualified personnel. The Company's success also depends to a significant extent on the continued service of Stephen A. Hafer, its President and Chief Executive Officer, and other members of the Company's management, the loss of any one of whom could have a material adverse effect on the Company's business, results of operations and financial condition. None of the Company's executive officers is party to a written employment or noncompete agreement with the Company.

Uncertainty of Future Results

    Revenues generated by the Company's software products and services are difficult to forecast because of the evolving product lifecycle of the UNIBOL36 product, the recent introductions of the UNIBOL400 product and year 2000 solutions and the recent acquisitions of the Company's transaction-processing businesses. In addition, although the Company's service revenues are more predictable than its product revenues, unexpected variations in job pricing and complexity could have an adverse effect on the profitability of customer service projects. The Company bases its expense levels, which are relatively fixed in the short term, in significant part on its expectations of future product revenues and service demands. If demand for the Company's products and services is below expectations, results of operations could be adversely affected.

Dependence on Proprietary Technology

    Much of the Company's future success depends on its ability to protect its proprietary technology. The Company relies principally on trade secret and copyright law, as well as nondisclosure agreements and other contractual arrangements, to protect such proprietary technology. There can be no assurance that such measures will be adequate to protect the Company from infringement by others of its technologies or that the Company will be effective in preventing misappropriation of its proprietary rights. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

Educational Hardware Sales

    The Company's business may be adversely affected by reductions in historical governmental purchasing patterns of education hardware.

Risk of Claim Associated with Acquisition

    In connection with an acquisition in 1993, the Company incurred a claim by the seller related to pension overfunding. Based upon the advise of its U.K. solicitor, the Company believes that it has adequate defenses to this claim such that the expected outcome would not be material to the Company's results of operations or financial condition. Due to uncertainties of the legal process, however, there can be no assurance that the outcome of this claim will be in accordance with the Company's expectations.

Control by Management and Principal Shareholders

    The Company's executive officers and directors and their affiliates beneficially hold an aggregate of approximately 20% of the Company's outstanding shares of Common Stock. As a result, these shareholders, acting together, may be able to exert significant influence on many matters requiring approval by the shareholders of the Company, including the election of directors.

Year 2000

    Software applications that use only two digits to identify a year may fail or create errors in the year 2000 (the "Year 2000 issue"). The Company began evaluating the Year 2000 issue in 1996 and is currently continuing such efforts. The Company has implemented upgrades to a substantial portion of its products to address the Year 2000 issue. In addition, the Company is working with each business partner vendor of software included in the Company's product offering in an effort to ensure their products address the Year 2000 issue. The Company is currently evaluating the status of each of its products which is not, at present, Year 2000 compliant and anticipates that the costs to insure compliance will not be material to the Company's financial position and results of operations. Although to date the expense of upgrading product applications to make them Year 2000 compliant has not been material, there can be no assurance that the Company will not incur material costs with respect to such issues in the future. In addition, the Company has plans in place to make all critical internal systems Year 2000 compliant by the middle of 1999 and will incur non-material costs to do so. There can be no assurance that the Company's plans will be able to address fully, or at all, the impact of the Year 2000 issue on the Company, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

Year 2000 Conversion Tools and Services

    The Company anticipates that the demand for its Year 2000 conversion tools and services will terminate on or before January 1, 2000 and therefore the Company expects it will not generate any revenues from on-going products and services in connection with Year 2000 conversion tools and services on or after January 1, 2000, if not before. There can be no assurance that the loss of customer demand for Year 2000 services will not materially reduce the Company's consolidated gross revenues.

Accounts Receivable

    Concentrations of credit risks with respect to trade accounts receivable is generally diversified due to the large number of entities comprising the Company's worldwide customer base. The Company performs ongoing credit evaluations on certain of its customers' financial conditions, but generally does not require collateral to support customer receivables. The Company establishes an allowance for uncollectible accounts based on factors surrounding the credit risk of specific customers, historical trends and other information. The Company has had recent problems in collecting receivables from the transaction-processing business unit. These problems resulted in a $1.3 million increase in the allowance for uncollectible accounts in fiscal year 1998. There can be no assurance that the Company's procedures will identify all potential uncollectible accounts in a timely manner and additional significant adjustments to the Company's allowance for uncollectible accounts may be necessary from time to time.

Operating Results Dependant on Product Development

    The business of the Company is subject to national and worldwide economic and political influences such as recession, political instability, the economic strength of governments, and rapid change in technology. The Company's operating results are dependent on its ability to rapidly develop, manufacture, and market innovative products that meet customers demands. Inherent in this process are a number of risks that the Company must manage in order to achieve favorable operating results. The process of developing new high technology products is complex and uncertain, requiring innovative designs and features that anticipate customer needs and technological trends. The products, once developed, must be manufactured and distributed in sufficient volumes at acceptable costs to meet demand. The development of such products involve risks and uncertainties, including but not limited to risk of product demand, market acceptance, economic conditions, competitive products and pricing, difficulties in product development, commercialization, technology, and other risks. The Company's success will depend on the level of market acceptance and enhancements to the market on a timely and cost effective basis, and its ability to maintain a labor force sufficiently skilled to compete in the current environment. Additionally, there is increasing competition in the Company's products and services businesses, and there can be no assurance that the Company's current products or services will remain competitive or that the Company's development efforts will produce products with the cost and performance characteristics necessary to remain competitive.

Estimates Contained in Financial Statements

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements. In addition, these estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period as well. Amounts affected by these estimates include, but are not limited to, the estimated useful lives, related amortization expense and carrying value of the Company's intangible assets and capitalized software development costs, accrued reserves for contingencies and estimates to complete fixed price contracts. Changes in the status of certain matters or facts or circumstances underlying these estimates could result in material changes to these estimates, and actual results could differ from these estimates.

Volatility of Stock Price

    The Common Stock is currently quoted and traded on the Nasdaq National Market. The market price of the Common Stock could be subject to significant fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by analysts, announcements of new products or services offered by the Company or its competitors, loss of key customer, distributor or vendor relationships, general conditions in the computer software industry, or other events or factors, including events or factors that may be unrelated to the Company. Furthermore, in recent years, the stock market in general, and the market for shares of stock in technology companies in particular, has experienced extreme price fluctuations. Such fluctuations could materially and adversely affect the market price of the Common Stock in the future.

Shares Eligible for Future Sale

    Sales of a substantial number of shares of Common Stock in the public market following this registration, or the perception that such sales could occur, could adversely affect the market price of the Common Stock. Upon completion of this registration, in addition to the 560,865 shares registered hereby, approximately 5.6 million shares, will be immediately eligible for resale in the public market without restriction under the Securities Act. Approximately 1.8 million shares of Common Stock are eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

    As of June 30, 1998, an aggregate of 350,000 shares of Common Stock were reserved for issuance pursuant to certain warrants. Holders of such warrants possess certain registration rights with regard to the shares, issuable thereunder.

    As of June 30, 1998, 894,000 shares of Common Stock were subject to options outstanding under the Long Term Incentive Plan ("LTI Plan") at a weighted average exercise price of $4.30. 366,000 of these options were currently exercisable at that date at a weighted average exercise price per share of $3.63 per share. The remainder of these options become exercisable at various points over the next three years. An additional 440,000 shares of Common Stock are reserved for future issuance under the LTI Plan. The Company has filed a registration statement on Form S-8 (Registration No. 33-64312, as amended) registering the shares of Common Stock reserved for future issuance under the LTI Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act, subject to Rule 144.

    As of June 30, 1998, 20,000 shares of Common Stock were subject to options outstanding under the Director Incentive Plan ("Director Plan"), all of which were currently exercisable at a weighted average exercise price per share of $6.31 per share. An additional 130,000 shares of Common Stock were reserved for future issuance under the Director Plan. The Company filed a Registration Statement on Form S-8 (Registration No. 333-21313) registering the shares of Common Stock reserved for future issuance under the Director Plan, thus permitting the resale of such shares in the public market without restriction under the Securities Act, subject to Rule 144.

Antitakeover Effect of Certain Charter Provisions

    The Company's Board of Directors has the authority to issue up to 5 million shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue shares of Preferred Stock. Furthermore, certain provisions of the Company's charter documents may have the effect of delaying or preventing changes in control or management of the Company, which could have an adverse effect on the market price of the Common Stock.

No Dividends on Common Stock

    The Company has not paid any cash dividends on the Common Stock since its inception and does not anticipate paying cash dividends for the foreseeable future.

                                 USE OF PROCEEDS

    The Common Stock is being registered by the Company for the benefit of the Selling Shareholders and will be sold from time to time pursuant to this Prospectus by the Selling Shareholders. Other than the exercise price of the Warrants as may be exercised from time to time, the Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders. See "Selling Shareholders." The Selling Shreholders are not obligated to exercise their Warrants and there can be no assurance that they will choose to exercise all or any of the Warrants. The Company intends to apply the net proceeds it receives from the exercise of the Warrants, to the extent any are exercised, to augment its working capital for general corporate purposes.


                              SELLING SHAREHOLDERS

    On November 29, 1997, Novatek Corporation ("Novatek") and Sun and Sky Development Corporation ("SSDC") merged with and into a wholly-owned subsidiary of the Company pursuant to an Agreement and Plan of Reorganization (the "Novatek Merger"). On January 8, 1998, the Company acquired Industrial Computing Machines Limited ("ICM"), an Ireland corporation (the "ICM Acquisition"). A total of 896,161 shares of the Company's Common Stock were exchanged to consummate the Novatek Merger and the ICM Acquisition, of which 560,865 shares are being offered hereunder for the account of the Selling Shareholders identified below. Pursuant to the terms and conditions of the Novatek Merger and the ICM Acquisition, the Company is required to use its best efforts to register for public sale those shares of Common Stock issued to the Selling Shareholders. This Prospectus is a part of the Registration Statement filed by the Company in order to satisfy this requirement. In addition, certain warrant holders of the Underwriters Warrant and Advisor Warrants (see Description of Securities) have exercised their registration rights to register shares underlying such Warrants as part of the Registration Statement. Except as set forth below, the Selling Shareholders had no position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years. The following table summarizes the Selling Shareholders' security ownership prior to this offering, the number of securities being offered by the Selling Shareholders and the number of securities owned by the Selling Shareholders after giving effect to this offering as of June 30, 1998:



                                              Common Shares           Common Shares
                                            Beneficially Owned       Being Registered          Common Shares Owned
Name of Security Holder                     Prior to Offering           for Resale            After this Offering(1)

                                              Number  Percent            Number                 Number  Percent
Ray Lawlor                                    11,667      *              11,667                    0        -
John Corr                                      2,500      *               2,500                    0        -
Maria Delaney                                  2,500      *               2,500                    0        -
The Governor and Company of the Bank of
Ireland                                       27,695      *              27,695                    0        -
DCC Business Expansion Fund Limited            9,936      *               9,936                    0        -
DCC plc                                       15,897      *              15,897                    0        -
Smurfit Venture Investments Limited           24,839      *              24,839                    0        -
Forbairt                                      12,419      *              12,419                    0        -
E. Barry Huffstetler                         461,954     5.8%           230,977              230,977       2.9%
Gregory J. Huffstetler                        43,829      *              43,829                    0        *
Stephen M. Howe                              208,639     2.6%           104,320              104,319       1.3%
Joseph Ganci                                  37,143      *              37,143                    0        -
Riad T. Alakkam                               37,143      *              37,143                    0        -

Warrants
Cruttenden Roth Incorporated(2)              150,000     1.9%           150,000                    0        -
BC Capital Corp.(3)                          131,250     1.6%           131,250                    0        -
James S. Cassel(4)                            21,874      *              21,874                    0        -
Steven N. Bronson(5)                          21,874      *              21,874                    0        -

TOTAL                                      1,221,159    14.8%           885,863              335,296       4.2%


----------
*    less than 1%
(1) Assumes all shares being registered on behalf of the Selling Shareholder will be offered and sold.
(2) Security holder served as Underwirter to the Company in a prior public offering of Company common stock. Shares beneficially owned include 150,000 shares which are issuable upon exercise of a Warrant.
(3) Security holder has served a a financial advisor to the Company. Shares beneficially owned include 131,250 shares which are issuable upon exercise of a warrant.
(4) Security holder has served as a financial advisor to the Company. Shares beneficially owned include 21,874 shares which are issuable upon exercise of a warrant.
(5) Security holder has served as a financial advisor to the Company. Shares beneficially owned include 21,874 shares which are issuable upon exercise of a warrant.

                              PLAN OF DISTRIBUTION

    The Company has been advised by each Selling Shareholder that each Selling Shareholder expects to offer his Common Stock to or through brokers and dealers and underwriters to be selected by the Selling Shareholder from time to time. In addition, the Common Stock may be offered for sale through the Nasdaq National Market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each Selling Shareholder may pledge all or a portion of the Common Stock owned by him as collateral in loan transactions. Upon default by any such Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as such Selling Shareholder under this Prospectus. Each Selling Shareholder also may enter into exchange traded listed option transactions which require the delivery of the Common Stock listed hereunder. Each Selling Shareholder may also transfer Common Stock owned by him in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Shareholder under this Prospectus. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the"1933 Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Shareholder and any brokers and dealers through whom sales of the Common Stock are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters compensation.


                   DESCRIPTION OF SECURITIES TO BE REGISTERED

    The authorized capital stock of the Company consists of 30 million shares, consisting of 25 million shares of Common Stock, par value $.01 per share, and 5 million shares of Preferred Stock, par value $1.00 per share.

Common Stock

    As of June 30, 1998, 7,921,586 shares of Common Stock were issued and outstanding. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of Common Stock are entitled to such dividends, if any, as may be declared by the Board of Directors at its discretion out of funds legally available for that purpose, and to participate pro rata in any distribution of the Company's assets upon liquidation after the payment of all debts and payment to holders of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights, nor are there any redemption or sinking fund rights with respect to the Common Stock. There is no cumulative voting with respect to the election of Directors, which means that the holders of a majority of the shares can elect all the Directors if they choose to do so. All outstanding shares of Common Stock are, and all shares of Common Stock offered hereby will be, validly issued, fully paid and nonassessable.

Preferred Stock

    The Company currently has no shares of Preferred Stock outstanding and has no current plans to issue any shares of Preferred Stock. The Board of Directors has the authority to issue Preferred Stock from time to time in one or more series and, without further approval of the shareholders, to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the rights of the holders of Common Stock.

    The potential issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock.

Underwriters Warrant

    In conjunction with the Company's Registration Statement on Form S-1 filed in November 1996 (Registration No. 333-12209), the Company issued a warrant to purchase 150,000 shares of Common Stock at an exercise price of $8.25 per share to Cruttenden Roth, the underwriters of the transaction (the "Underwriters Warrant"). The Underwriters Warrant expires on November 18, 2000. The holders of the Underwriters Warrant possesses certain demand and incidental registration rights with regard to the shares issuable thereunder and has exercised such rights to include such shares in this Registration Statement.

Advisor Warrants

    In July, 1996, the Company entered into a financial consulting agreement with B C Capital Corp., an affiliate of the investment banking firm of Barber & Bronson. In connection therewith, the Company granted to B C Capital Corp. and certain of its affiliates the warrants to purchase an aggregate of 87,500 shares of Common Stock at $6.00 per share and warrants to purchase an aggregate of 87,500 shares of Common Stock at $7.00 per share (combined the "Advisor Warrants"). The Advisor Warrants expire on July 15, 2001. The holders of the Advisor Warrants possess certain demand and incidental registration rights with regard to the shares issuable thereunder and have exercised such rights to include such shares in this Registration Statement.

Note Warrant

    In conjunction with a private placement of convertible notes in December 1995, the Company issued a warrant to purchase 25,000 shares of Common Stock at an exercise price of $6.90 per share to the placement agent for such transaction (the "Note Warrant"). The Note Warrant expires on December 20, 2000. The holders of the Note Warrant possess certain demand and incidental registration rights with regard to the shares issuable thereunder.

Antitakeover Considerations

    The Company's Board of Directors has the authority, without shareholder approval, to issue up to 5 million shares of Preferred Stock and to determine the rights and preferences thereof. This authority, together with certain provisions of the Company's Amended and Restated Bylaws (the "Bylaws"), may discourage takeover attempts or tender offers that could result in shareholders receiving a premium over the market price for the Common Stock or that shareholders may otherwise consider to be in their best interests.

Indemnification of Directors and Officers of the Company

    The Company's Bylaws provide that the Company may indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action by reason of being a Director, officer, employee, fiduciary or agent of the Company or serving at the request of the Company as a Director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company has also entered into indemnification agreements pursuant to which it has agreed, among other things, to indemnify its Directors and officers against certain liabilities.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Transfer Agent and Registrar

    The transfer agent and registrar for the Common Stock is Corporate Stock Transfer, Denver, Colorado.

                                  LEGAL MATTERS

    The law firm of Snell & Wilmer L.L.P., Salt Lake City, Utah, has acted as counsel to the Company in connection with this offering and will render an opinion as to the legality of the shares of Common Stock being offered hereby.

                                     EXPERTS

    The financial statements and schedule as of February 28, 1998 and for the year then ended, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The consolidated financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the two fiscal years ended February 28, 1997, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

No dealer, salesperson or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                            -----------------------
                               TABLE OF CONTENTS

                                                 PAGE
Available Information............................  4
Documents Incorporated by Reference..............  4
Risk Factors.....................................  6
Use of Proceeds.................................. 13
Selling Shareholders............................. 13
Plan of Distribution............................. 14
Description of Securities to be Registered....... 14
Legal Matters.................................... 16
Experts.......................................... 16



                                 885,863 Shares



                                  UniComp, Inc.

                                  Common Stock



                             -----------------------
                                   PROSPECTUS
                             -----------------------


                                 August 7, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated costs and expenses to be borne by the Registrant in connection with the Common Stock being registered hereby.


Securities and Exchange Commission Registration Fee.................. $         850
Legal Fees and Expenses..............................................        10,000
Accounting Fees and Expenses.........................................         5,000
Blue Sky Fees and Expenses...........................................         1,000
Miscellaneous........................................................         3,000
                                                                         ---------------
         Total....................................................... $      19,580
                                                                         ---------------
                                                                         ---------------


Item 14.  Indemnification of Directors and Officers

    Colorado law permits extensive indemnification of present and former directors, officers, employees or agents of a Colorado company, whether or not authority for such indemnification is contained in the indemnifying company's articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers, under certain circumstances, is contained in paragraph 12 of the Registrant's Amended and Restated Bylaws (the "Bylaws"). Under Colorado law, for a company to provide indemnification, a disinterested majority of the company's board of directors, independent legal counsel, a court or the shareholders must find that the director, officer, employee or agent acted, or failed to act, in good faith and in a manner he or she reasonably believed, in the case of conduct in his or her official capacity with the company, was in the best interests of the company or, in all other cases, was at least not opposed to the company's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Statutory indemnification is permissive, except in the event of a successful defense, in which case, unless limited by the articles of incorporation, a director, officer, employee or agent must be indemnified against reasonable expenses incurred by him or her in connection therewith. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such persons.

    The Registrant's Bylaws provide that the Registrant may indemnify any person who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant), by reason of the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    The Registrant's Bylaws also provide that the Registrant may indemnify a person who was or is made a party or is threatened to be made a party to any proceeding by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee, fiduciary or agent of another corporation or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. No indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Registrant unless and only to the extent that the court in which the action is brought determines that in view of all the circumstances such person is fairly and reasonably entitled to indemnification for expenses which the court deems proper.

    The Registrant's Bylaws also provide that to the extent that an authorized representative of the Registrant who neither was nor is a director or officer of the Registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding, he or she shall be indemnified by the Registrant for and against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Such an authorized representative may, at the discretion of the Registrant's Board of Directors, be indemnified by the Registrant in certain circumstances to the same extent he or she would have been had he or she been a director of officer of the Registrant.

    A determination of whether indemnification is proper shall be made by the Board of Directors by a majority vote of a quorum consisting of disinterested directors or, if such a quorum is not obtainable or, even if obtainable, as a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the Registrant's shareholders. The Registrant shall advance expenses (including attorneys' fees) upon receipt of an undertaking by or on behalf of the director to repay such amount unless it is determined that he or she is entitled to be indemnified.

    In order to induce qualified and essential persons to serve as members of the Board of Directors or officers of the Company, the Company believes it is advantageous to enter into indemnification agreements. As such, the Company has entered into indemnification agreements with its officers and members of the Board of Directors.

Item 16.  Exhibits and Financial Statement Schedules

          (a) Exhibits


          Exhibits                            Description
            2.1          Agreement and Plan of Reorganization by and Among
                         UniComp, Inc. Smoky Mountain Technologies, Inc.,
                         Novatek Corporation, its Shareholders, Sun and Sky
                         Development Corporation and its Shareholders
                         (previously filed with Form 8-K dated November 29, 1997
                         and incorporate herein by reference)
            5.1          Opinion of Snell & Wilmer L.L.P.
           23.1          Consent of Arthur Andersen LLP
           23.2          Consent of PricewaterhouseCoopers LLP
           23.3          Consent of Snell & Wilmer L.L.P. (included in opinion filed as Exhibit 5.1)
           24.1          Power of Attorney (contained on signature page)



Item 17.  Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item

15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Marietta, State of Georgia, on August 7, 1998.

                 UNICOMP, INC.
                 a Colorado corporation

                 By:  /s/ Stephen A. Hafer
                   ------------------------
                   Stephen A. Hafer
                   Chairman of the Board, President and Chief Executive Officer



                                POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes and appoints Stephen A. Hafer and L. Allen Plunk, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 7th day of August, 1998.



            Signature                                       Title

     /s/ Stephen A. Hafer
-------------------------------------
         Stephen A. Hafer                Chairman of the Board, President and
                                         Chief Executive Officer (Principal
                                         Executive Officer)

    /s/ L. Allen Plunk
-------------------------------------
        L. Allen Plunk                   Chief Financial Officer (Principal
                                         Financial and Accounting Officer)

   /s/ J. Patrick Henry
-------------------------------------
       J. Patrick Henry                  Director


  /s/ Nelson J. Millar
-------------------------------------
      Nelson J. Millar                   Director


 /s/ Thomas Zimmerer
-------------------------------------
     Thomas Zimmerer                     Director